Wednesday, April 13, 2022
FOR IMMEDIATE RELEASE

Washington Federal Announces Quarterly Earnings Per Share Of $0.70

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD) (the "Company"), parent company of Washington Federal Bank ("WaFd Bank"), today announced quarterly earnings of $49,359,000 for the quarter ended March 31, 2022, an increase of 10.0% from $44,871,000 for the quarter ended March 31, 2021. After the effect of dividends on preferred stock, net income available for common shareholders was $0.70 per diluted share for the quarter ended March 31, 2022, compared to $0.56 per diluted share for the quarter ended March 31, 2021, a $0.14 or 25% increase in fully diluted earnings per common share. Return on common shareholders' equity for the quarter ended March 31, 2022 was 9.80% compared to 8.17% for the quarter ended March 31, 2021. Return on assets for the quarter ended March 31, 2022 was 0.98% compared to 0.93% for the same quarter in the prior year.
President and Chief Executive Officer Brent J. Beardall commented, "This was the first full quarter since our exit from the 2018 Bank Secrecy Act ("BSA") Consent Order and we are grateful for the hard work of WaFd bankers throughout our eight western states that made these results possible. In the last year, net loans grew by $2 billion, or 16%, which is even more impressive when you consider that for the majority of that period loan prepayments occurred at record levels. Couple the record loan growth with increasing customer deposits by $1.6 billion, or 11%, over the last year and we see tangible results from the ongoing investments we are making in our bankers, technology and processes. Importantly, our net interest margin improved this quarter and credit quality continues to improve with decreases in non-performing loans, delinquencies and yet another quarter of net recoveries from previously charged off loans.

While our operating results are strong there are macro-economic factors that give us reason for concern. Inflation is at a 40-year high and it appears the Federal Reserve’s initial assessment that inflation was transitory was incorrect. As a result, interest rates are surging, with the average 30 year mortgage rate increasing to above 5%, up from 2.75% a year ago. This will likely cause mortgage refinancings to dwindle to a fraction of what they have recently been and unfortunately, will exacerbate the housing affordability issues we are facing as a country. In addition, there is the geopolitical risk of the war in Ukraine and impact of related sanctions on commodity prices."
While one never hopes for a credit cycle, we are realistic that they will periodically occur. It has been twelve years since the last credit cycle so it is just a matter of time. As of March 31, 2022, 83% of our loans are secured by real estate and, based on the significant increase in real estate values over the last two years, we believe we have substantial protection should values decline and borrowers experience financial difficulty."
Our goal is to operate WaFd Bank in a way to be prepared for the next credit cycle, so we can once again be a source of strength to our clients if needed. Based on everything we know today we are optimistic that we are well positioned to withstand potential market volatility and continue our organic growth."
Total assets were $20.6 billion as of March 31, 2022, compared to $19.7 billion at September 30, 2021, primarily due to the $1.3 billion increase in loans receivable funded by continued growth in customer deposits (noted below) and cash. Investment securities decreased by $293 million since September 30, 2021.
Customer deposits totaled $16.4 billion as of March 31, 2022, an increase of $849 million or 5.5% since September 30, 2021. Transaction accounts increased by $1.0 billion or 8.5% during that period, while time deposits decreased $183 million or 5.3%. The shift in deposit mix has been the result of a deliberate deposit pricing and customer growth strategy. The focus on transaction accounts is intended to lessen sensitivity to rising interest rates and manage interest expense. As of March 31, 2022, 80.2% of the Company’s deposits were transaction accounts, up from 77.9% at September 30, 2021. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 97.0% of deposits at March 31, 2022.
Borrowings from the Federal Home Loan Bank ("FHLB") totaled $1.72 billion as of March 31, 2022, unchanged since September 30, 2021. The weighted average interest rate of FHLB borrowings was 1.55% as of March 31, 2022, an increase from 1.51% at September 30, 2021.
The Company had strong loan originations of $2.23 billion for the second fiscal quarter of 2022, compared to $1.98 billion of originations in the same quarter one year ago. Largely offsetting loan originations in each of these quarters were loan repayments of $1.54 billion and $1.55 billion, respectively. Commercial loans represented 78% of all loan originations during the second fiscal quarter of 2022 and consumer loans accounted for the remaining 22%. The Company views organic loan growth funded by low-cost core deposits as the highest and best use of its capital. Commercial loans are preferable as they generally have floating interest rates and shorter durations. The weighted average interest rate on the loan portfolio was 3.44% as of March 31, 2022, a decrease from 3.47% as of September 30, 2021, due primarily to payoffs of loans at higher than current market interest rates and new loans originated at current market rates.
Credit quality is being monitored closely as economic stimulus comes to an end. As of March 31, 2022, non-performing assets remained low from a historical perspective and totaled $47.2 million, or 0.23% of total assets, compared to 0.22% at September 30, 2021. Delinquent loans were 0.30% of total loans at March 31, 2022, compared to 0.31% at December 31, 2021 and 0.19% at September 30, 2021. The allowance for credit losses (including the reserve for unfunded commitments) totaled $201 million as of March 31, 2022, and was 1.13% of gross loans outstanding (1.14% when excluding PPP loans for which it was determined that no allowance was necessary due to the government guarantee), as compared to $199 million, or 1.22% of gross loans outstanding, at September 30, 2021. Net recoveries were $473 thousand for the second fiscal quarter of 2022, compared to net recoveries of $2.5 million for the prior year same quarter. The Company has recorded net recoveries in 33 of the last 35 quarters.

The Company recorded a $500 thousand release of allowance for credit losses in the second fiscal quarter of 2022, compared to no provision or release in the same quarter of fiscal 2021. The release of allowance in the quarter ended March 31, 2022 was primarily due to improvements in the credit quality of certain loan portfolios related to strong real estate markets and collateral conditions mostly offset by growth in loans receivable.
The Company paid a quarterly dividend on the 4.875% Series A preferred stock on January 15, 2022. On February 18, 2022, the Company paid a regular cash dividend on common stock of $0.24 per share, which represented the 156th consecutive quarterly cash dividend. If the Board declares a cash dividend on common stock at its May 10, 2022 meeting as anticipated, the record date and payment date are likely to be May 20, 2022 and June 3, 2022, respectively. During the second fiscal quarter of 2022, the Company repurchased 4,684 shares of common stock (related to tax withholding on employee equity awards) at a weighted average price of $34.65 per share and has authorization to repurchase 3,728,320 additional shares. The Company varies the size and pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Since September 30, 2021, tangible common shareholders' equity per share increased by $0.96, or 4.1%, to $24.23. The ratio of total tangible shareholders' equity to tangible assets was 9.29% as of March 31, 2022.
Net interest income was $135 million for the second fiscal quarter of 2022, an increase of $11.1 million or 8.9% from the same quarter in the prior year. The increase in net interest income was primarily due to average interest-earning assets increasing by $861 million or 4.77% from the prior year while average interest-bearing liabilities increased $374 million or 2.63%. Average noninterest-bearing deposits grew by $619 million over the same period. The change in net interest income was also impacted by a 6 basis point decline in the average rate earned on interest-earning assets while the average rate paid on interest-bearing liabilities declined by 21 basis points. Net interest margin improved to 2.90% in the second fiscal quarter of 2022 compared to 2.87% for the quarter ended December 31, 2021 and 2.75% for the prior year quarter.

Total other income was $15.7 million for the second fiscal quarter of 2022 compared to $14.5 million in the prior year same quarter. The increase in other income was primarily due to loan fee income being $1.6 million higher in the quarter ended March 31, 2022 due largely to fees collected on loan early repayments.
Total other expense was $88.4 million in the second fiscal quarter of 2022, an increase of $6.7 million, or 8.2%, from the prior year's quarter. Compensation and benefits costs increased by $3.5 million, or 8.0%, over the prior year quarter primarily due to annual merit increases, higher bonus compensation accruals related to strong deposit and loan growth and investments in top talent and contract staff to support strategic initiatives. The Company’s efficiency ratio in the second fiscal quarter of 2022 was 58.7%, compared to 59.0% for the same period one year ago.
Income tax expense totaled $13.6 million for the second fiscal quarter of 2022, as compared to $11.9 million for the prior year same quarter. The effective tax rate for the quarter ended March 31, 2022 was 21.60% compared to 21.24% for the year ended September 30, 2021. The Company’s effective tax rate may vary from the statutory rate mainly due to state taxes, tax-exempt income and tax-credit investments.
WaFd Bank is headquartered in Seattle, Washington, and has 214 branches in eight western states. To find out more about WaFd Bank, please visit our website www.wafdbank.com. The Company uses its website to distribute financial and other material information about the Company.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This press release contains statements about the Company’s future that are not statements of historical or current fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. Words such as “anticipate,” “believe,” “continue,” “expect,” “goal,” “intend,” “should,” “strategy,” “will,” or similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, including the following risks and uncertainties, and those risks and uncertainties more fully discussed under “Risk Factors” in the Company’s 2021 10-K, which could cause actual performance to differ materially from that anticipated by any forward-looking statements. In particular, any forward-looking statements are subject to risks and uncertainties related to (i) the COVID-19 pandemic and the resulting governmental and societal responses; (ii) current and future economic conditions, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, and slowdowns in economic growth; (iii) financial stress on borrowers (consumers and businesses) as a result of an uncertain economic environment; (iv) global economic trends, including developments related to Ukraine and Russia, and related negative financial impacts on our borrowers; and (v) fluctuations in interest rate risk and market interest rates, including the effect on our net interest income and net interest margin. The Company undertakes no obligation to update or revise any forward-looking statement.
# # #
Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Chief Marketing Officer
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	March 31, 2022	September 30, 2021
	(In thousands, except share and ratio data)
ASSETS
Cash and cash equivalents	$1,947,504	$2,090,809
Available-for-sale securities, at fair value	1,909,605	2,138,259
Held-to-maturity securities, at amortized cost	301,221	366,025
Loans receivable, net of allowance for loan losses of $171,384 and $171,300	15,094,926	13,833,570
Interest receivable	51,440	50,636
Premises and equipment, net	247,166	255,152
Real estate owned	9,509	8,204
FHLB and FRB stock	78,873	102,863
Bank owned life insurance	236,024	233,263
Intangible assets, including goodwill of $303,457 and $303,457	309,501	310,019
Federal and state income tax assets, net	3,821	3,877
Other assets	370,689	257,897
	$20,560,279	$19,650,574
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Transaction deposits	$13,139,606	$12,108,025
Time deposits	3,251,042	3,434,087
Total customer deposits	16,390,648	15,542,112
FHLB advances	1,720,000	1,720,000
Advance payments by borrowers for taxes and insurance	39,426	47,016
Federal and state income tax liabilities, net	—	—
Accrued expenses and other liabilities	218,504	215,382
	18,368,578	17,524,510
Shareholders’ equity
Preferred stock, $1.00 par value, 5,000,000 shares authorized; 300,000 and 300,000 shares issued; 300,000 and 300,000 shares outstanding	300,000	300,000
Common stock, $1.00 par value, 300,000,000 shares authorized; 136,243,712 and 135,993,254 shares issued; 65,306,928 and 65,145,268 shares outstanding	136,244	135,993
Additional paid-in capital	1,683,578	1,678,622
Accumulated other comprehensive income (loss), net of taxes	71,478	69,785
Treasury stock, at cost; 70,936,784 and 70,847,986 shares	(1,590,082)	(1,586,947)
Retained earnings	1,590,483	1,528,611
	2,191,701	2,126,064
	$20,560,279	$19,650,574
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	$28.97	$28.03
Tangible common shareholders' equity per share	24.23	23.27
Shareholders' equity to total assets	10.66%	10.82%
Tangible shareholders' equity to tangible assets	9.29%	9.39%
Tangible shareholders' equity + allowance for credit losses to tangible assets	10.29%	10.42%
Weighted average rates at period end
Loans and mortgage-backed securities	3.37%	3.37%
Combined loans, mortgage-backed securities and investments	2.93	2.80
Customer accounts	0.24	0.23
Borrowings	1.55	1.51
Combined cost of customer accounts and borrowings	0.36	0.35
Net interest spread	2.57	2.45

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	As of
SUMMARY FINANCIAL DATA	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	(In thousands, except share and ratio data)
Cash	1,947,504	1,880,647	2,090,809	2,251,958	2,318,447
Loans receivable, net	15,094,926	14,592,202	13,833,570	13,467,997	13,035,423
Allowance for credit losses ("ACL")	201,384	201,411	198,800	198,284	199,153
Available-for-sale securities, at fair value	1,909,605	1,946,139	2,138,259	2,292,656	2,438,902
Held-to-maturity securities, at amortized cost	301,221	326,387	366,025	415,748	494,089
Total assets	20,560,279	19,973,171	19,650,574	19,649,509	19,533,581
Transaction deposits	13,139,606	12,550,062	12,108,025	11,700,467	11,228,666
Time deposits	3,251,042	3,351,984	3,434,087	3,537,891	3,590,755
FHLB advances	1,720,000	1,720,000	1,720,000	1,950,000	2,150,000
Total shareholders' equity	2,191,701	2,149,126	2,126,064	2,227,240	2,332,953

FINANCIAL HIGHLIGHTS
Common shareholders' equity per share	28.97	28.33	28.03	27.74	27.82
Tangible common shareholders' equity per share	24.23	23.59	23.27	23.30	23.59
Shareholders' equity to total assets	10.66%	10.76%	10.82%	11.33%	11.94%
Tangible shareholders' equity to tangible assets	9.29%	9.35%	9.39%	9.92%	10.53%
Tangible shareholders' equity + ACL to tangible assets	10.29%	10.38%	10.42%	10.94%	11.56%
Common shares outstanding	65,306,928	65,263,738	65,145,268	69,472,423	73,084,591
Preferred shares outstanding	300,000	300,000	300,000	300,000	300,000
Loans to customer deposits	92.09%	91.76%	89.01%	88.38%	87.96%

CREDIT QUALITY
ACL to gross loans	1.13%	1.18%	1.22%	1.26%	1.30%
ACL to non-accrual loans	598.66%	447.99%	626.16%	582.40%	498.44%
Non-accrual loans to net loans	0.22%	0.31%	0.23%	0.25%	0.31%
Non-accrual loans	33,639	44,959	31,749	34,046	39,955
Non-performing assets to total assets	0.23%	0.27%	0.22%	0.23%	0.25%
Non-performing assets	47,243	54,790	43,625	45,650	48,943

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
	(In thousands, except share and ratio data)		(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$139,260	$132,757	$277,769	$266,428
Mortgage-backed securities	4,659	6,696	9,451	13,926
Investment securities and cash equivalents	6,919	7,301	14,058	14,222
	150,838	146,754	301,278	294,576
INTEREST EXPENSE
Customer accounts	8,225	10,729	16,686	24,839
FHLB advances and other borrowings	7,525	11,991	15,368	25,189
	15,750	22,720	32,054	50,028
Net interest income	135,088	124,034	269,224	244,548
Provision (release) for credit losses	(500)	—	—	3,000
Net interest income after provision (release)	135,588	124,034	269,224	241,548
OTHER INCOME
Gain (loss) on sale of investment securities	—	—	81	—
Gain (loss) on termination of hedging derivatives	—	14,110	—	14,110
Prepayment penalty on long-term debt	—	(13,788)	—	(13,788)
Loan fee income	2,475	872	4,396	3,264
Deposit fee income	6,282	5,960	12,725	11,986
Other Income	6,902	7,323	17,138	12,775
	15,659	14,477	34,340	28,347
OTHER EXPENSE
Compensation and benefits	47,115	43,632	94,540	86,355
Occupancy	11,788	10,473	21,878	20,065
FDIC insurance premiums	2,100	3,755	5,200	7,018
Product delivery	5,044	4,401	9,765	9,338
Information technology	11,722	10,696	23,143	22,527
Other	10,648	8,789	23,504	17,853
	88,417	81,746	178,030	163,156
Gain (loss) on real estate owned, net	129	34	691	(415)
Income before income taxes	62,959	56,799	126,225	106,324
Income tax provision	13,600	11,928	26,585	22,502
Net income	49,359	44,871	99,640	83,822
Dividends on preferred stock	3,656	2,722	7,312	2,722
Net income available to common shareholders	$45,703	$42,149	$92,328	$81,100
PER SHARE DATA
Basic earnings per common share	$0.70	$0.56	$1.41	$1.07
Diluted earnings per common share	0.70	0.56	1.41	1.07
Cash dividends per common share	0.24	0.23	0.47	0.45
Basic weighted average shares outstanding	65,301,171	75,354,765	65,253,991	75,576,288
Diluted weighted average shares outstanding	65,445,206	75,393,464	65,397,601	75,582,426
PERFORMANCE RATIOS
Return on average assets	0.98%	0.93%	1.00%	0.88%
Return on average common equity	9.80	8.17	9.96	7.91
Net interest margin	2.90	2.75	2.89	2.75
Efficiency ratio	58.65	59.02	58.65	59.79

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	(In thousands, except share and ratio data)
INTEREST INCOME
Loans receivable	$139,260	$138,509	$137,039	$134,193	$132,757
Mortgage-backed securities	4,659	4,792	5,294	5,488	6,696
Investment securities and cash equivalents	6,919	7,139	7,253	7,767	7,301
	150,838	150,440	149,586	147,448	146,754
INTEREST EXPENSE
Customer accounts	8,225	8,461	8,568	8,906	10,729
FHLB advances and other borrowings	7,525	7,843	9,062	9,937	11,991
	15,750	16,304	17,630	18,843	22,720
Net interest income	135,088	134,136	131,956	128,605	124,034
Provision (release) for credit losses	(500)	500	(500)	(2,000)	—
Net interest income after provision (release)	135,588	133,636	132,456	130,605	124,034
OTHER INCOME
Gain (loss) on sale of investment securities	—	81	14	—	—
Gain (loss) on termination of hedging derivatives	—	—	—	—	14,110
Prepayment penalty on long-term debt	—	—	—	—	(13,788)
Loan fee income	2,475	1,921	1,887	1,748	872
Deposit fee income	6,282	6,443	6,499	6,201	5,960
Other Income	6,902	10,236	10,603	5,262	7,323
	15,659	18,681	19,003	13,211	14,477
OTHER EXPENSE
Compensation and benefits	47,115	47,425	45,910	43,841	43,632
Occupancy	11,788	10,090	9,820	9,725	10,473
FDIC insurance premiums	2,100	3,100	3,450	3,900	3,755
Product delivery	5,044	4,721	5,092	4,075	4,401
Information technology	11,722	11,421	9,814	10,396	10,696
Other	10,648	12,856	11,577	11,703	8,789
	88,417	89,613	85,663	83,640	81,746
Gain (loss) on real estate owned, net	129	562	993	(151)	34
Income before income taxes	62,959	63,266	66,789	60,025	56,799
Income tax provision	13,600	12,985	14,418	12,603	11,928
Net income	49,359	50,281	52,371	47,422	44,871
Dividends on preferred stock	3,656	3,656	3,656	3,656	2,722
Net income available to common shareholders	$45,703	$46,625	$48,715	$43,766	$42,149
PER SHARE DATA
Basic earnings per common share	$0.70	$0.72	$0.72	$0.61	$0.56
Diluted earnings per common share	0.70	0.71	0.72	0.61	0.56
Cash dividends per common share	0.24	0.23	0.23	0.23	0.23
Basic weighted average shares outstanding	65,301,171	65,207,837	67,227,280	71,795,157	75,354,765
Diluted weighted average shares outstanding	65,445,206	65,350,174	67,235,846	71,901,068	75,393,464
PERFORMANCE RATIOS
Return on average assets	0.98%	1.02%	1.07%	0.97%	0.93%
Return on average common equity	9.80	10.12	10.36	8.71	8.17
Net interest margin	2.90	2.87	2.88	2.82	2.75
Efficiency ratio	58.65	58.64	56.75	58.98	59.02